August 14, 2000

Oppenheimer Municipal Bond Fund
Two World Trade Center
New York, New York  10048-0203

Ladies and Gentlemen:

           This opinion is being furnished to Oppenheimer Municipal Bond Fund, a Massachusetts business trust ("Municipal Bond Fund"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by Municipal Bond Fund in connection with the acquisition by Municipal Bond Fund, of substantially all the assets of Oppenheimer Insured Municipal Fund, a Massachusetts business trust ("Insured Municipal Fund"), in exchange for shares of beneficial interest of Municipal Bond Fund ("Shares") and the assumption by Municipal Bond Fund of certain stated liabilities of Insured Municipal Fund pursuant to an Agreement and Plan of Reorganization substantially in the form attached as an exhibit to the Registration Statement (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion. As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Pepe & Hazard LLP, dated August 14, 2000.

           Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholders described in Municipal Bond Fund's Statement of Additional Information dated November 19, 1999 under the caption "Shareholder and Trustee Liability").

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                               /s/ Mayer, Brown & Platt


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